Exhibit 16.1

December 10, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under “Changes in Registrant’s Certifying Accountant” in the Report on Form 8-K of Remote Knowledge, Inc. (the "Company"), which this exhibit is filed therewith and we agree with such statements insofar as they relate to our firm.

Very truly yours,
Hein & Associates LLP

/s/ Hein & Associates LLP